COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME
OF $149 MILLION, OR 80 CENTS PER SHARE
Full-Year 2014 Net Income of $593 Million, or $3.16 Per Share
Broad-Based Loan and Deposit Growth Compared to Full-Year 2013
Average Loans Up $2.2 Billion, or 5 Percent
Average Deposit Growth of $3.1 Billion, or 6 Percent
Drive for Efficiency Demonstrated in Well-Controlled Expenses
Credit Quality Remains Strong
5.2 Million Shares Repurchased in 2014 Under the Share Repurchase Program;
$392 Million or 66 Percent of 2014 Net Income Returned to Shareholders

DALLAS/January 16, 2015 -- Comerica Incorporated (NYSE: CMA) today reported full-year 2014 net income of $593 million, or $3.16 per diluted share, compared to $541 million, or $2.85 per diluted share for full-year 2013. Excluding the impact to 2013 results of an unfavorable jury verdict in a lender liability case, which decreased 2013 net income by $28 million, or 15 cents per share, 2014 net income increased $24 million, or 4 percent, and earnings per diluted share increased 16 cents, or 5 percent.
Fourth quarter 2014 net income was $149 million, compared to $154 million for the third quarter 2014 and $117 million for the fourth quarter 2013. Earnings per diluted share were 80 cents for the fourth quarter 2014, compared to 82 cents for the third quarter 2014 and 62 cents for the fourth quarter 2013. Fourth quarter 2014 results reflected net charges of $3 million, after tax, or 2 cents per share, from certain actions taken during the period, compared to a net benefit of $5 million, after tax, or 3 cents per share, in the third quarter. Excluding the fourth quarter 2013 impact of the unfavorable jury verdict discussed above, fourth quarter 2014 net income increased $4 million, or 3 percent, and earnings per diluted share increased 3 cents, or 4 percent, compared to fourth quarter 2013.

(dollar amounts in millions, except per share data)	4th Qtr '14		3rd Qtr '14	4th Qtr '13
Net interest income (a)	$415		$414	$430
Provision for credit losses	2		5	9
Noninterest income	225		215	219
Noninterest expenses	419		397	473	(b)
Provision for income taxes	70		73	50

Net income	149		154	117

Net income attributable to common shares	148		152	115

Diluted income per common share	0.80		0.82	0.62

Average diluted shares (in millions)	184		185	186

Tier 1 common capital ratio (d)	10.53%	(c)	10.59%	10.64%
Basel III common equity Tier 1 capital ratio (d) (e)	10.3		10.4	10.3
Tangible common equity ratio (d)	9.85		9.94	10.07

(a)
Included accretion of the purchase discount on the acquired loan portfolio of $9 million, $3 million and $23 million in the fourth quarter 2014, third quarter 2014 and fourth quarter 2013, respectively.

(b)	Included litigation-related expense of $52 million in the fourth quarter 2013, related to an unfavorable jury verdict in a lender liability case.

(c)	December 31, 2014 ratio is estimated.

(d)	See Reconciliation of Non-GAAP Financial Measures.

(e)	Estimated ratios based on the standardized approach in the final rule, as fully phased-in, and excluding most elements of accumulated other comprehensive income (AOCI).

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 2

“Our 2014 net income increased 10 percent from a year ago, reflecting lower litigation-related expenses, a decrease in pension expense, and our continued drive for efficiency,” said Ralph W. Babb Jr., chairman and chief executive officer.  “Also, credit quality continued to be strong. We had modestly lower net interest income due to the decline in accretion as well as the impact of the continued low-rate environment and loan portfolio dynamics, all of which were predominantly offset by the contribution from loan growth.  Our loan and deposit growth was solid in 2014, as average total loans increased $2.2 billion, or 5 percent, and average deposits were up $3.1 billion, or 6 percent, with increases in all business lines and all three of our major markets.

“As expected, fourth quarter average loans increased $202 million compared to the third quarter, the result of seasonality in National Dealer Services and Mortgage Banker Finance, as well as small increases in most other businesses.  Average deposit growth was robust, increasing $2.6 billion compared to the third quarter. Revenue increased 2 percent with higher fee income generation.  Our expenses reflected certain efficiency-related actions as well as seasonally higher technology and consulting expenses. Credit quality was strong. While we have not yet seen adverse trends materialize in our Energy portfolio, our methodology has appropriately considered the impact of the recent fall in oil and gas prices in our year-end allowance.

“While we continue to manage headwinds, including the low-rate environment as well as rising technology and regulatory expenses, we remain focused on the long term.  We believe our diverse geographic footprint is well situated, and along with our relationship banking strategy should contribute to our long-term growth.  We continue to be well positioned for rising rates and to benefit as the economy continues to improve.”

Full-Year 2014 and Fourth Quarter Overview
Full-Year 2014 Compared to Full-Year 2013

•	Net income of $593 million for 2014 increased $52 million, or 10 percent, compared to 2013.

•
Average total loans increased $2.2 billion, or 5 percent, to $46.6 billion in 2014, primarily reflecting increases of $1.7 billion, or 6 percent, in commercial loans, $158 million, or 10 percent, in residential mortgage loans and $117 million, or 5 percent, in consumer loans.

•
Average total deposits increased $3.1 billion, or 6 percent, to $54.8 billion in 2014, reflecting increases of $2.6 billion, or 12 percent, in noninterest-bearing deposits and $433 million, or 1 percent, in interest-bearing deposits.

•
Net interest income of $1.7 billion for 2014 decreased by $17 million, or 1 percent, primarily as a result of a $15 million decrease in accretion of the purchase discount on the acquired loan portfolio. The benefit from an increase in loan volume was offset by continued pressure on yields from the low-rate environment and loan portfolio dynamics.

•
The provision for credit losses decreased $19 million to $27 million in 2014, compared to 2013. Net charge-offs were $25 million, or 0.05 percent of average loans, for 2014, compared to $73 million, or 0.16 percent of average loans, for 2013.

•
Noninterest income decreased $14 million, or 2 percent, to $868 million in 2014. The decrease was primarily the result of a $19 million decrease in noncustomer-driven income categories, with the largest decreases in deferred compensation asset returns, securities trading income and warrant income, partially offset by a $5 million increase in customer-driven fees, largely driven by increases in fiduciary income and card fees, partially offset by a decrease in letter of credit fees.

•	Noninterest expenses decreased $96 million, or 6 percent, to $1.6 billion in 2014, primarily reflecting decreases of $48 million in litigation-related expenses and $47 million in pension expense.

•
Comerica repurchased approximately 5.2 million shares of common stock during 2014 under the share repurchase program. Together with dividends of $0.79 per share, $392 million was returned to shareholders.

Fourth Quarter 2014 Compared to Third Quarter 2014

•
Average total loans increased $202 million to $47.4 billion in the fourth quarter 2014, primarily reflecting a $203 million increase in commercial loans. The increase in commercial loans was primarily driven by increases in National Dealer Services and Energy, partially offset by a decrease in Mortgage Banker Finance.

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 3

•
Average total deposits increased $2.6 billion, or 5 percent, to $57.8 billion in the fourth quarter 2014, reflecting increases of $2.2 billion in noninterest-bearing deposits and $368 million in interest-bearing deposits. Average deposits increased in all lines of business and markets.

•
Net interest income increased $1 million to $415 million in the fourth quarter 2014, compared to $414 million in the third quarter 2014, primarily reflecting a $6 million increase in accretion on the acquired loan portfolio and higher loan volumes, partially offset by a $5 million increase in negative residual value adjustments to assets in the leasing portfolio.

•
The provision for credit losses was $2 million in the fourth quarter 2014, compared to $5 million in the third quarter 2014, reflecting continued strong credit quality. Net charge-offs were $1 million, or 0.01 percent of average loans, in the fourth quarter 2014, compared to $3 million, or 0.03 percent, in the third quarter 2014.

•	Noninterest income increased $10 million to $225 million in the fourth quarter 2014, reflecting an increase in customer-driven fee income, primarily due to an increase in customer derivative income.

•
Noninterest expenses increased $22 million to $419 million in the fourth quarter 2014, primarily reflecting the impact of expenses of $4 million in the fourth quarter related to certain efficiency-related actions compared to an $8 million net benefit in the third quarter, as well as an increase in technology-related contract labor and seasonal increases in several other categories.

•	Capital remained solid at December 31, 2014, as evidenced by an estimated Tier 1 common capital ratio of 10.53 percent and a tangible common equity ratio of 9.85 percent.

•
Comerica repurchased approximately 1.3 million shares of common stock during fourth quarter 2014 under the share repurchase program. Together with dividends of $0.20 per share, $95 million was returned to shareholders.

Net Interest Income

(dollar amounts in millions)	4th Qtr '14	3rd Qtr '14	4th Qtr '13
Net interest income	$415	$414	$430

Net interest margin	2.57%	2.67%	2.86%

Selected average balances:
Total earning assets	$64,453	$61,672	$59,924
Total loans	47,361	47,159	44,054
Total investment securities	9,365	9,388	9,365
Federal Reserve Bank deposits	7,463	4,877	6,260

Total deposits	57,760	55,163	52,769
Total noninterest-bearing deposits	27,504	25,275	23,532

•	Net interest income of $415 million in the fourth quarter 2014 increased $1 million compared to the third quarter 2014.

◦
Interest on loans increased $2 million, primarily reflecting a $6 million increase in accretion of the purchase discount on the acquired loan portfolio and higher loan volumes, partially offset by a $5 million increase in negative residual value adjustments to assets in the leasing portfolio.

◦	Interest on mortgage-backed investment securities decreased $1 million, primarily as a result of a decrease in yields.

◦	An increase in Federal Reserve Bank deposits increased net interest income by $1 million.

•
The net interest margin of 2.57 percent decreased 10 basis points compared to the third quarter 2014. The decrease in net interest margin reflected an increase in Federal Reserve Bank deposits (-10 basis points), negative residual value adjustments to assets in the leasing portfolio (-3 basis points) and a decrease in the yield on mortgage-backed securities (-1 basis point), partially offset by an increase in accretion of the purchase discount on the acquired loan portfolio (+3 basis points) and an increase in interest received on nonaccrual loans (+1 basis point).

•
Average earning assets increased $2.8 billion to $64.5 billion in the fourth quarter 2014, compared to the third quarter 2014, primarily reflecting an increase of $2.6 billion in Federal Reserve Bank deposits.

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 4

Noninterest Income
Noninterest income increased $10 million to $225 million for the fourth quarter 2014, compared to $215 million for the third quarter 2014. Customer-driven fee income increased $11 million and noncustomer-driven income was stable. The increase in customer-driven fee income primarily reflected increases in customer derivative income of $6 million (a component of other noninterest income) and commercial lending fees of $3 million.
Noninterest Expenses
Noninterest expenses increased $22 million to $419 million in the fourth quarter 2014 compared to $397 million in the third quarter 2014. The increase primarily reflected the impact of expenses of $4 million in the fourth quarter related to certain efficiency-related actions compared to a net benefit of $8 million from actions taken in the third quarter 2014, as well as a $5 million increase in technology-related contract labor expense and seasonal increases in consulting and advertising expenses. Actions taken in the fourth quarter were primarily associated with real estate optimization. Third quarter actions included the early redemption of debt, resulting in a $32 million gain, a $9 million contribution to the Comerica Charitable Foundation, and other charges totaling $15 million associated with real estate optimization and several other efficiency-related actions, which included $6 million in salaries and benefits expense (severance-related) and $5 million in occupancy expense.
Credit Quality
“Credit quality continued to be strong, with only 1 basis point of net charge-offs in the fourth quarter and 5 basis points for the full-year 2014. Nonaccrual loans are at the lowest level since 2007,” said Babb. “This includes our Energy business, where our 30-plus years of expertise has been demonstrated by strong performance through a number of cycles. We have a robust Energy credit policy, and as of year-end 2014 less than 3 percent of the portfolio is classified as criticized, with no nonaccruals. Given that the significant decline in oil and gas prices has only materialized in the past couple of months and our customers are generally well hedged, we have not yet seen adverse trends in the portfolio. We continue to closely monitor the total portfolio, as well as the Energy sector, and any residual impacts on the Texas economy. Our methodology has appropriately considered these developments in our year-end allowance."

(dollar amounts in millions)	4th Qtr '14	3rd Qtr '14	4th Qtr '13
Net credit-related charge-offs	$1	$3	$13
Net credit-related charge-offs/Average total loans	0.01%	0.03%	0.12%

Provision for credit losses	$2	$5	$9

Nonperforming loans (a)	290	346	374
Nonperforming assets (NPAs) (a)	300	357	383
NPAs/Total loans and foreclosed property	0.62%	0.75%	0.84%

Loans past due 90 days or more and still accruing	$5	$13	$16

Allowance for loan losses	594	592	598
Allowance for credit losses on lending-related commitments (b)	41	43	36
Total allowance for credit losses	635	635	634

Allowance for loan losses/Period-end total loans	1.22%	1.24%	1.32%
Allowance for loan losses/Nonperforming loans	205	171	160

(a)	Excludes loans acquired with credit impairment.

(b)	Included in "Accrued expenses and other liabilities" on the consolidated balance sheets.

•	Nonaccrual loans decreased $56 million, to $273 million at December 31, 2014, compared to $329 million at September 30, 2014.

•	Criticized loans decreased $201 million, to $1.9 billion at December 31, 2014, compared to $2.1 billion at September 30, 2014.

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 5

•	During the fourth quarter 2014, $41 million of borrower relationships over $2 million were transferred to nonaccrual status, a decrease of $13 million from the third quarter 2014.
Balance Sheet and Capital Management
Total assets and common shareholders' equity were $69.2 billion and $7.4 billion, respectively, at December 31, 2014, compared to $68.9 billion and $7.4 billion, respectively, at September 30, 2014.
There were approximately 179 million common shares outstanding at December 31, 2014. Combined with the dividend of $0.20 per share, share repurchases under the share repurchase program and dividends returned 63 percent of fourth quarter 2014 net income to shareholders.
Comerica's tangible common equity ratio was 9.85 percent at December 31, 2014, a decrease of 9 basis points from September 30, 2014. The estimated Tier 1 common capital ratio decreased 6 basis points, to 10.53 percent at December 31, 2014, from September 30, 2014. The estimated Tier 1 common ratio under fully phased-in Basel III capital rules and excluding most elements of AOCI was 10.3 percent percent at December 31, 2014.
Full-Year 2015 Outlook
Management expectations for full-year 2015 compared to full-year 2014, assuming a continuation of the current economic and low-rate environment, are as follows:

•	Average full-year loan growth consistent with 2014, reflecting typical seasonality throughout the year and continued focus on pricing and structure discipline.

•
Net interest income relatively stable, assuming no rise in interest rates, reflecting a decrease of about $30 million in purchase accounting accretion, to $4 million to $6 million, and the impact of a continuing low rate environment on asset yields, offset by earning asset growth.

•	Provision for credit losses higher, consistent with modest net charge-offs and continued loan growth.

•
Noninterest income relatively stable, reflecting growth in fee income, particularly card fees and fiduciary income, mostly offset by regulatory impacts on letter of credit, derivative and warrant income.

•
Noninterest expenses higher, reflecting increases in technology, regulatory and pension expenses, as well as typical inflationary pressures, with continued focus on driving efficiencies for the long term.

•	Income tax expense to approximate 33 percent of pre-tax income.

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 6

Business Segments
Comerica's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at December 31, 2014 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses fourth quarter 2014 results compared to third quarter 2014.
The following table presents net income (loss) by business segment.

(dollar amounts in millions)	4th Qtr '14		3rd Qtr '14		4th Qtr '13
Business Bank	$212	85%	$210	91%	$170	82%
Retail Bank	13	5	7	3	15	7
Wealth Management	24	10	13	6	24	11
	249	100%	230	100%	209	100%
Finance	(100)		(73)		(92)
Other (a)	—		(3)		—
Total	$149		$154		$117
(a) Includes items not directly associated with the three major business segments or the Finance Division.
Business Bank

(dollar amounts in millions)	4th Qtr '14	3rd Qtr '14	4th Qtr '13
Net interest income (FTE)	$387	$377	$387
Provision for credit losses	10	(4)	24
Noninterest income	101	94	95
Noninterest expenses	148	152	198
Net income	212	210	170

Net credit-related (recoveries) charge-offs	—	(2)	6

Selected average balances:
Assets	38,039	37,898	35,039
Loans	37,034	36,894	34,020
Deposits	30,925	28,841	26,873

•
Average loans increased $140 million, primarily reflecting increases in National Dealer Services, Energy and Technology and Life Sciences, partially offset by decreases in Mortgage Banker Finance and general Middle Market.

•	Average deposits increased $2.1 billion, primarily reflecting increases in noninterest-bearing deposits in almost all lines of business.

•
Net interest income increased $10 million, primarily due to an increase in net funds transfer pricing (FTP) credits, largely due to the increase in average deposits, and an increase in purchase accounting accretion, partially offset by the impact of lower loan yields, in part due to a negative leasing residual value adjustment.

•
The provision for credit losses increased $14 million, primarily due to increases in Energy and Corporate Banking, partially offset by decreases in Technology and Life Sciences and general Middle Market.

•	Noninterest income increased $7 million, primarily due to increases in customer derivative income and commercial lending fees.

•
Noninterest expenses decreased $4 million, primarily due to a decrease in allocated corporate overhead expenses due to certain actions taken in the third quarter 2014, including a contribution to the Comerica Charitable Foundation, charges associated with real estate optimization and several other efficiency-related expenses.

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 7

Retail Bank

(dollar amounts in millions)	4th Qtr '14	3rd Qtr '14	4th Qtr '13
Net interest income (FTE)	$151	$150	$150
Provision for credit losses	(4)	—	(8)
Noninterest income	44	41	43
Noninterest expenses	179	181	178
Net income	13	7	15

Net credit-related charge-offs	3	—	4

Selected average balances:
Assets	6,145	6,117	5,997
Loans	5,475	5,452	5,323
Deposits	22,037	21,785	21,438

•	Average loans increased $23 million, primarily due to an increase in consumer loans in Retail Banking.

•	Average deposits increased $252 million, primarily reflecting an increase in noninterest-bearing deposits in both Retail Banking and Small Business.

•	The provision for credit losses decreased $4 million, primarily due to improvements in Small Business credit quality.

•	Noninterest income increased $3 million, primarily due to increases in customer derivative income and income from the Corporation's third party credit card provider.

•
Noninterest expenses decreased $2 million, primarily due to a decrease in allocated corporate overhead expenses, largely for the same reasons as described above in the Business Bank section, as well as a decrease in salaries and benefit expense, partially offset by an increase in charges associated with real estate optimization.

Wealth Management

(dollar amounts in millions)	4th Qtr '14	3rd Qtr '14	4th Qtr '13
Net interest income (FTE)	$48	$47	$47
Provision for credit losses	(9)	7	(9)
Noninterest income	64	63	61
Noninterest expenses	83	82	80
Net income	24	13	24

Net credit-related (recoveries) charge-offs	(2)	5	3

Selected average balances:
Assets	5,044	5,007	4,873
Loans	4,852	4,813	4,711
Deposits	4,330	4,155	3,933

•	Average loans increased $39 million, primarily due to an increase in Private Banking.

•	Average deposits increased $175 million, primarily reflecting an increase in interest-bearing deposits in Private Banking.

•	Net interest income increased $1 million, primarily due to an increase in FTP credits, largely due to the increase in average deposits, and higher loan yields.

•	The provision for credit losses decreased $16 million, primarily reflecting continued strong credit quality.

•	Noninterest income increased $1 million, primarily due to small increases in several categories.

•
Noninterest expenses increased $1 million, primarily due to small increases in several categories, partially offset by a decrease in allocated corporate overhead expenses, for the same reasons as described above in the Business Bank section, as well as a decrease in salaries and benefit expense, primarily due to the impact of efficiency-related actions taken in the third quarter 2014.

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 8

Geographic Market Segments
Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. The tables below present the geographic market results based on the methodologies in effect at December 31, 2014 and are presented on a fully taxable equivalent (FTE) basis.
The following table presents net income (loss) by market segment.

(dollar amounts in millions)	4th Qtr '14		3rd Qtr '14		4th Qtr '13
Michigan	$81	33%	$68	29%	$33	16%
California	83	33	63	28	76	36
Texas	38	15	40	17	53	25
Other Markets	47	19	59	26	47	23
	249	100%	230	100%	209	100%
Finance & Other (a)	(100)		(76)		(92)
Total	$149		$154		$117
(a) Includes items not directly associated with the geographic markets.

•
Average loans increased $268 million and $180 million in California and Texas, respectively, and decreased $106 million in Michigan. The increase in California primarily reflected increases in Technology and Life Sciences, Commercial Real Estate and National Dealer Services, while the increase in Texas primarily reflected an increase in Energy. The decrease in Michigan was primarily due to decreases in general Middle Market and Corporate Banking, partially offset by an increase in National Dealer Services.

•
Average deposits increased across all markets, including increases of $1.7 billion in California, $316 million in Michigan and $192 million in Texas. The increases were primarily in noninterest-bearing deposits, partially offset by decreases in time deposits, in all markets.

•
Net interest income increased $10 million in California and $9 million in Texas and decreased $6 million in Michigan. The increase in California primarily reflected an increase in FTP credits, largely due to the increase in average deposits, and the benefit from an increase in average loans. The increase in Texas was primarily the result of an increase in the accretion of the purchase discount on the acquired loan portfolio and an increase in average loans. The decrease in Michigan primarily reflected lower loan yields mostly attributed to a negative leasing residual value adjustment.

•
The provision for credit losses decreased $24 million in California and $11 million in Michigan. The decrease in California primarily reflected decreases in Technology and Life Sciences and general Middle Market. The decrease in Michigan primarily reflected decreases in Private Banking and Commercial Real Estate, partially offset by an increase in Corporate Banking. In Texas, the provision increased $15 million, primarily due to an increase in Energy, partially offset by decreases in general Middle Market and Technology and Life Sciences.

•
Noninterest income increased $5 million, $3 million and $1 million in Michigan, Texas and California, respectively. The increase in Michigan was primarily due to an increase in customer derivative income. The increases in Texas and California reflected small increases in several noninterest income categories.

•
Noninterest expenses decreased $9 million in Michigan and $1 million in California and was unchanged in Texas. The decrease in Michigan was primarily due to a decrease in allocated corporate overhead expenses, for the same reasons as previously described in the Business Bank section.

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 9

Michigan Market

(dollar amounts in millions)	4th Qtr '14	3rd Qtr '14	4th Qtr '13
Net interest income (FTE)	$173	$179	$187
Provision for credit losses	(19)	(8)	5
Noninterest income	92	87	89
Noninterest expenses	157	166	218
Net income	81	68	33

Net credit-related (recoveries) charge-offs	(5)	3	(4)

Selected average balances:
Assets	13,605	13,724	13,712
Loans	13,142	13,248	13,323
Deposits	21,530	21,214	20,501
California Market

(dollar amounts in millions)	4th Qtr '14	3rd Qtr '14	4th Qtr '13
Net interest income (FTE)	$192	$182	$176
Provision for credit losses	(10)	14	(6)
Noninterest income	38	37	37
Noninterest expenses	102	103	98
Net income	83	63	76

Net credit-related charge-offs (recoveries)	1	6	(2)

Selected average balances:
Assets	16,035	15,768	14,710
Loans	15,777	15,509	14,431
Deposits	18,028	16,350	15,219
Texas Market

(dollar amounts in millions)	4th Qtr '14	3rd Qtr '14	4th Qtr '13
Net interest income (FTE)	$139	$130	$147
Provision for credit losses	18	3	5
Noninterest income	35	32	33
Noninterest expenses	95	95	91
Net income	38	40	53

Net credit-related charge-offs	2	—	13

Selected average balances:
Assets	12,003	11,835	10,458
Loans	11,327	11,147	9,766
Deposits	10,825	10,633	10,536

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 10

Conference Call and Webcast
Comerica will host a conference call to review fourth quarter 2014 financial results at 8 a.m. CT Friday, January 16, 2015. Interested parties may access the conference call by calling (877) 523-5249 or (210) 591-1147 (event ID No. 51485794). The call and supplemental financial information, as well as a replay of the webcast, can also be accessed via Comerica's "Investor Relations" page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

-more-

COMERICA REPORTS FOURTH QUARTER 2014 NET INCOME OF $149 MILLION - 11

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” "projects," "models" and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; volatility and disruptions in global capital and credit markets; changes in Comerica's credit rating; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers; operational difficulties, failure of technology infrastructure or information security incidents; the implementation of Comerica's strategies and business initiatives; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Brittany L. Butler
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
(in millions, except per share data)	2014	2014	2013	2014	2013
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.80	$0.82	$0.62	$3.16	$2.85
Cash dividends declared	0.20	0.20	0.17	0.79	0.68

Average diluted shares (in thousands)	183,728	185,401	186,166	185,474	186,927
KEY RATIOS
Return on average common shareholders' equity	7.96%	8.29%	6.66%	8.05%	7.76%
Return on average assets	0.86	0.93	0.72	0.89	0.85
Tier 1 common capital ratio (a) (b)	10.53	10.59	10.64
Tier 1 risk-based capital ratio (b)	10.53	10.59	10.64
Total risk-based capital ratio (b)	12.54	12.83	13.10
Leverage ratio (b)	10.44	10.79	10.77
Tangible common equity ratio (a)	9.85	9.94	10.07
AVERAGE BALANCES
Commercial loans	$30,391	$30,188	$27,683	$29,715	$27,971
Real estate construction loans	1,920	1,973	1,652	1,909	1,486
Commercial mortgage loans	8,609	8,698	8,714	8,706	9,060
Lease financing	818	823	838	834	847
International loans	1,455	1,417	1,303	1,376	1,275
Residential mortgage loans	1,821	1,792	1,679	1,778	1,620
Consumer loans	2,347	2,268	2,185	2,270	2,153
Total loans	47,361	47,159	44,054	46,588	44,412

Earning assets	64,453	61,672	59,924	61,560	59,091
Total assets	69,311	66,401	64,602	66,338	63,933

Noninterest-bearing deposits	27,504	25,275	23,532	25,019	22,379
Interest-bearing deposits	30,256	29,888	29,237	29,765	29,332
Total deposits	57,760	55,163	52,769	54,784	51,711

Common shareholders' equity	7,518	7,411	7,007	7,373	6,965
NET INTEREST INCOME (fully taxable equivalent basis)
Net interest income	$416	$415	$431	$1,659	$1,675
Net interest margin	2.57%	2.67%	2.86%	2.70%	2.84%
CREDIT QUALITY
Total nonperforming assets (c)	300	357	383

Loans past due 90 days or more and still accruing	5	13	16

Net loan charge-offs	1	3	13	25	73

Allowance for loan losses	594	592	598
Allowance for credit losses on lending-related commitments	41	43	36
Total allowance for credit losses	635	635	634

Allowance for loan losses as a percentage of total loans	1.22%	1.24%	1.32%
Net loan charge-offs as a percentage of average total loans (d)	0.01	0.03	0.12	0.05%	0.16%
Nonperforming assets as a percentage of total loans and foreclosed property (d)	0.62	0.75	0.84
Allowance for loan losses as a percentage of total nonperforming loans	205	171	160

(a)	See Reconciliation of Non-GAAP Financial Measures.

(b)	December 31, 2014 ratios are estimated.

(c)	Excludes loans acquired with credit-impairment.

(d)	Lending-related commitment charge-offs were insignificant in all periods presented.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	December 31,	September 30,	December 31,
(in millions, except share data)	2014	2014	2013
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$1,026	$1,039	$1,140
Interest-bearing deposits with banks	5,045	6,748	5,311
Other short-term investments	99	112	112

Investment securities available-for-sale	8,116	9,468	9,307
Investment securities held-to-maturity	1,935	—	—

Commercial loans	31,520	30,759	28,815
Real estate construction loans	1,955	1,992	1,762
Commercial mortgage loans	8,604	8,603	8,787
Lease financing	805	805	845
International loans	1,496	1,429	1,327
Residential mortgage loans	1,831	1,797	1,697
Consumer loans	2,382	2,323	2,237
Total loans	48,593	47,708	45,470
Less allowance for loan losses	(594)	(592)	(598)
Net loans	47,999	47,116	44,872

Premises and equipment	532	524	594
Accrued income and other assets	4,438	3,880	3,888
Total assets	$69,190	$68,887	$65,224

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$27,224	$27,490	$23,875

Money market and interest-bearing checking deposits	23,954	23,523	22,332
Savings deposits	1,752	1,753	1,673
Customer certificates of deposit	4,421	4,698	5,063
Foreign office time deposits	135	117	349
Total interest-bearing deposits	30,262	30,091	29,417
Total deposits	57,486	57,581	53,292

Short-term borrowings	116	202	253
Accrued expenses and other liabilities	1,507	1,002	986
Medium- and long-term debt	2,679	2,669	3,543
Total liabilities	61,788	61,454	58,074

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,188	2,183	2,179
Accumulated other comprehensive loss	(412)	(317)	(391)
Retained earnings	6,744	6,631	6,318
Less cost of common stock in treasury - 49,146,225 shares at 12/31/14, 47,992,721 shares at 9/30/14 and 45,860,786 shares at 12/31/13	(2,259)	(2,205)	(2,097)
Total shareholders' equity	7,402	7,433	7,150
Total liabilities and shareholders' equity	$69,190	$68,887	$65,224

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except per share data)	2014	2013	2014	2013
INTEREST INCOME
Interest and fees on loans	$383	$397	$1,525	$1,556
Interest on investment securities	51	55	211	214
Interest on short-term investments	4	4	14	14
Total interest income	438	456	1,750	1,784
INTEREST EXPENSE
Interest on deposits	12	12	45	55
Interest on medium- and long-term debt	11	14	50	57
Total interest expense	23	26	95	112
Net interest income	415	430	1,655	1,672
Provision for credit losses	2	9	27	46
Net interest income after provision for credit losses	413	421	1,628	1,626
NONINTEREST INCOME
Service charges on deposit accounts	53	53	215	214
Fiduciary income	47	43	180	171
Commercial lending fees	29	28	98	99
Card fees	21	19	80	74
Letter of credit fees	14	15	57	64
Bank-owned life insurance	8	9	39	40
Foreign exchange income	10	9	40	36
Brokerage fees	4	4	17	17
Net securities losses	—	—	—	(1)
Other noninterest income	39	39	142	168
Total noninterest income	225	219	868	882
NONINTEREST EXPENSES
Salaries and benefits expense	245	258	980	1,009
Net occupancy expense	46	41	171	160
Equipment expense	14	15	57	60
Outside processing fee expense	33	30	122	119
Software expense	23	24	95	90
Litigation-related expense	—	52	4	52
FDIC insurance expense	8	7	33	33
Advertising expense	7	3	23	21
Gain on debt redemption	—	—	(32)	(1)
Other noninterest expenses	43	43	173	179
Total noninterest expenses	419	473	1,626	1,722
Income before income taxes	219	167	870	786
Provision for income taxes	70	50	277	245
NET INCOME	149	117	593	541
Less income allocated to participating securities	1	2	7	8
Net income attributable to common shares	$148	$115	$586	$533
Earnings per common share:
Basic	$0.83	$0.64	$3.28	$2.92
Diluted	0.80	0.62	3.16	2.85

Comprehensive income	54	267	572	563

Cash dividends declared on common stock	36	31	143	126
Cash dividends declared per common share	0.20	0.17	0.79	0.68

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Fourth	Third	Second	First	Fourth	Fourth Quarter 2014 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Third Quarter 2014		Fourth Quarter 2013
(in millions, except per share data)	2014	2014	2014	2014	2013	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$383	$381	$385	$376	$397	$2	—%	$(14)	(3)%
Interest on investment securities	51	52	53	55	55	(1)	(2)	(4)	(8)
Interest on short-term investments	4	3	3	4	4	1	52	—	—
Total interest income	438	436	441	435	456	2	1	(18)	(4)
INTEREST EXPENSE
Interest on deposits	12	11	11	11	12	1	—	—	—
Interest on medium- and long-term debt	11	11	14	14	14	—	—	(3)	(15)
Total interest expense	23	22	25	25	26	1	—	(3)	(12)
Net interest income	415	414	416	410	430	1	1	(15)	(3)
Provision for credit losses	2	5	11	9	9	(3)	(55)	(7)	(77)
Net interest income after provision for credit losses	413	409	405	401	421	4	1	(8)	(2)
NONINTEREST INCOME
Service charges on deposit accounts	53	54	54	54	53	(1)	(3)	—	—
Fiduciary income	47	44	45	44	43	3	5	4	9
Commercial lending fees	29	26	23	20	28	3	13	1	6
Card fees	21	20	19	20	19	1	2	2	8
Letter of credit fees	14	14	15	14	15	—	—	(1)	(10)
Bank-owned life insurance	8	11	11	9	9	(3)	(13)	(1)	(1)
Foreign exchange income	10	9	12	9	9	1	2	1	6
Brokerage fees	4	4	4	5	4	—	—	—	—
Net securities (losses) gains	—	(1)	—	1	—	1	N/M	—	—
Other noninterest income	39	34	37	32	39	5	14	—	—
Total noninterest income	225	215	220	208	219	10	5	6	3
NONINTEREST EXPENSES
Salaries and benefits expense	245	248	240	247	258	(3)	(1)	(13)	(5)
Net occupancy expense	46	46	39	40	41	—	—	5	11
Equipment expense	14	14	15	14	15	—	—	(1)	(8)
Outside processing fee expense	33	31	30	28	30	2	4	3	7
Software expense	23	25	25	22	24	(2)	(3)	(1)	(1)
Litigation-related expense	—	(2)	3	3	52	2	83	(52)	N/M
FDIC insurance expense	8	9	8	8	7	(1)	(4)	1	17
Advertising expense	7	5	5	6	3	2	30	4	N/M
Gain on debt redemption	—	(32)	—	—	—	32	N/M	—	N/M
Other noninterest expenses	43	53	39	38	43	(10)	(20)	—	—
Total noninterest expenses	419	397	404	406	473	22	6	(54)	(12)
Income before income taxes	219	227	221	203	167	(8)	(3)	52	32
Provision for income taxes	70	73	70	64	50	(3)	(4)	20	40
NET INCOME	149	154	151	139	117	(5)	(3)	32	28
Less income allocated to participating securities	1	2	2	2	2	(1)	N/M	(1)	N/M
Net income attributable to common shares	$148	$152	$149	$137	$115	$(4)	(3)%	$33	28%
Earnings per common share:
Basic	$0.83	$0.85	$0.83	$0.76	$0.64	$(0.02)	(2)%	$0.19	30%
Diluted	0.80	0.82	0.80	0.73	0.62	(0.02)	(2)	0.18	29

Comprehensive income	54	141	172	205	267	(87)	(61)	(213)	(80)

Cash dividends declared on common stock	36	36	36	35	31	—	—	5	15
Cash dividends declared per common share	0.20	0.20	0.20	0.19	0.17	—	—	0.03	18
N/M - Not Meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2014				2013
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Balance at beginning of period	$592	$591	$594	$598	$604

Loan charge-offs:
Commercial	8	13	19	19	31
Commercial mortgage	2	7	5	8	5
International	6	—	—	—	—
Residential mortgage	1	1	—	—	1
Consumer	3	3	4	3	4
Total loan charge-offs	20	24	28	30	41

Recoveries on loans previously charged-off:
Commercial	6	6	11	11	17
Real estate construction	2	1	1	—	3
Commercial mortgage	10	12	3	3	5
Lease financing	—	—	—	2	—
Residential mortgage	—	1	3	—	1
Consumer	1	1	1	2	2
Total recoveries	19	21	19	18	28
Net loan charge-offs	1	3	9	12	13
Provision for loan losses	4	4	6	8	7
Foreign currency translation adjustment	(1)	—	—	—	—
Balance at end of period	$594	$592	$591	$594	$598

Allowance for loan losses as a percentage of total loans	1.22%	1.24%	1.23%	1.28%	1.32%

Net loan charge-offs as a percentage of average total loans	0.01	0.03	0.08	0.10	0.12

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)
Comerica Incorporated and Subsidiaries

	2014				2013
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Balance at beginning of period	$43	$42	$37	$36	$34
Add: Provision for credit losses on lending-related commitments	(2)	1	5	1	2
Balance at end of period	$41	$43	$42	$37	$36

Unfunded lending-related commitments sold	$—	$9	$—	$—	$1

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2014				2013
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$109	$93	$72	$54	$81
Real estate construction	2	18	19	19	21
Commercial mortgage	95	144	156	162	156
International	—	—	—	—	4
Total nonaccrual business loans	206	255	247	235	262
Retail loans:
Residential mortgage	36	42	45	48	53
Consumer:
Home equity	30	31	32	32	33
Other consumer	1	1	2	2	2
Total consumer	31	32	34	34	35
Total nonaccrual retail loans	67	74	79	82	88
Total nonaccrual loans	273	329	326	317	350
Reduced-rate loans	17	17	21	21	24
Total nonperforming loans (a)	290	346	347	338	374
Foreclosed property	10	11	13	14	9
Total nonperforming assets (a)	$300	$357	$360	$352	$383

Nonperforming loans as a percentage of total loans	0.60%	0.73%	0.73%	0.73%	0.82%
Nonperforming assets as a percentage of total loans and foreclosed property	0.62	0.75	0.75	0.76	0.84
Allowance for loan losses as a percentage of total nonperforming loans	205	171	170	176	160
Loans past due 90 days or more and still accruing	$5	$13	$7	$10	$16

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$329	$326	$317	$350	$437
Loans transferred to nonaccrual (b)	41	54	53	19	23
Nonaccrual business loan gross charge-offs (c)	(16)	(20)	(24)	(27)	(33)
Loans transferred to accrual status (d)	(18)	—	—	—	—
Nonaccrual business loans sold (d)	(24)	(3)	(6)	(3)	(14)
Payments/Other (e)	(39)	(28)	(14)	(22)	(63)
Nonaccrual loans at end of period	$273	$329	$326	$317	$350
(a) Excludes loans acquired with credit impairment.
(b) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(c) Analysis of gross loan charge-offs:
Nonaccrual business loans	$16	$20	$24	$27	$33
Performing criticized loans	—	—	—	—	3
Consumer and residential mortgage loans	4	4	4	3	5
Total gross loan charge-offs	$20	$24	$28	$30	$41
(d) Analysis of loans sold:
Nonaccrual business loans	$24	$3	$6	$3	$14
Performing criticized loans	5	—	8	6	22
Total loans sold	$29	$3	$14	$9	$36
(e) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Years Ended
	December 31, 2014			December 31, 2013
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$29,715	$927	3.12%	$27,971	$917	3.28%
Real estate construction loans	1,909	65	3.41	1,486	57	3.85
Commercial mortgage loans	8,706	327	3.75	9,060	372	4.11
Lease financing	834	19	2.33	847	27	3.23
International loans	1,376	50	3.65	1,275	48	3.74
Residential mortgage loans	1,778	68	3.82	1,620	66	4.09
Consumer loans	2,270	73	3.20	2,153	71	3.30
Total loans (a)	46,588	1,529	3.28	44,412	1,558	3.51

Mortgage-backed securities (b)	8,970	209	2.33	9,246	213	2.33
Other investment securities	380	2	0.45	391	2	0.48
Total investment securities (b)	9,350	211	2.26	9,637	215	2.25

Interest-bearing deposits with banks (c)	5,513	14	0.26	4,930	13	0.26
Other short-term investments	109	—	0.57	112	1	1.22
Total earning assets	61,560	1,754	2.85	59,091	1,787	3.03

Cash and due from banks	934			987
Allowance for loan losses	(601)			(622)
Accrued income and other assets	4,445			4,477
Total assets	$66,338			$63,933

Money market and interest-bearing checking deposits	$22,891	24	0.11	$21,704	28	0.13
Savings deposits	1,744	1	0.03	1,657	1	0.03
Customer certificates of deposit	4,869	18	0.36	5,471	23	0.42
Foreign office time deposits	261	2	0.82	500	3	0.52
Total interest-bearing deposits	29,765	45	0.15	29,332	55	0.19

Short-term borrowings	200	—	0.04	211	—	0.07
Medium- and long-term debt	2,965	50	1.68	3,972	57	1.45
Total interest-bearing sources	32,930	95	0.29	33,515	112	0.33

Noninterest-bearing deposits	25,019			22,379
Accrued expenses and other liabilities	1,016			1,074
Total shareholders' equity	7,373			6,965
Total liabilities and shareholders' equity	$66,338			$63,933

Net interest income/rate spread (FTE)		$1,659	2.56		$1,675	2.70

FTE adjustment		$4			$3

Impact of net noninterest-bearing sources of funds			0.14			0.14
Net interest margin (as a percentage of average earning assets) (FTE) (a) (c)			2.70%			2.84%
(a) Accretion of the purchase discount on the acquired loan portfolio of $34 million and $49 million in 2014 and 2013, respectively, increased the net interest margin by 6 basis points and 8 basis points in each respective period.
(b) Includes investment securities available-for-sale and investment securities held-to-maturity.
(c) Average balances deposited with the Federal Reserve Bank reduced the net interest margin by 29 basis points and 23 basis points in 2014 and 2013, respectively.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$30,391	$238	3.11%	$30,188	$236	3.11%	$27,683	$228	3.26%
Real estate construction loans	1,920	16	3.40	1,973	17	3.41	1,652	15	3.50
Commercial mortgage loans	8,609	81	3.70	8,698	76	3.45	8,714	101	4.62
Lease financing	818	(1)	(0.43)	823	4	2.33	838	7	3.27
International loans	1,455	13	3.68	1,417	13	3.59	1,303	12	3.78
Residential mortgage loans	1,821	18	3.86	1,792	17	3.76	1,679	17	3.97
Consumer loans	2,347	19	3.20	2,268	19	3.24	2,185	18	3.24
Total loans (a)	47,361	384	3.22	47,159	382	3.22	44,054	398	3.58

Mortgage-backed securities (b)	8,954	50	2.27	9,020	52	2.29	8,969	55	2.46
Other investment securities	411	1	0.49	368	—	0.43	396	—	0.45
Total investment securities (b)	9,365	51	2.19	9,388	52	2.22	9,365	55	2.37

Interest-bearing deposits with banks (c)	7,622	4	0.26	5,015	3	0.25	6,400	4	0.26
Other short-term investments	105	—	0.48	110	—	0.54	105	—	0.69
Total earning assets	64,453	439	2.71	61,672	437	2.82	59,924	457	3.03

Cash and due from banks	937			963			970
Allowance for loan losses	(597)			(601)			(609)
Accrued income and other assets	4,518			4,367			4,317
Total assets	$69,311			$66,401			$64,602

Money market and interest-bearing checking deposits	$23,841	7	0.11	$23,146	6	0.11	$22,030	6	0.12
Savings deposits	1,771	—	0.03	1,759	—	0.03	1,667	—	0.03
Customer certificates of deposit	4,510	4	0.37	4,824	4	0.36	5,078	5	0.38
Foreign office time deposits	134	1	1.74	159	1	1.43	462	1	0.47
Total interest-bearing deposits	30,256	12	0.15	29,888	11	0.15	29,237	12	0.17

Short-term borrowings	172	—	0.04	231	—	0.03	279	—	0.06
Medium- and long-term debt	2,678	11	1.71	2,652	11	1.75	3,563	14	1.53
Total interest-bearing sources	33,106	23	0.27	32,771	22	0.28	33,079	26	0.31

Noninterest-bearing deposits	27,504			25,275			23,532
Accrued expenses and other liabilities	1,183			944			984
Total shareholders' equity	7,518			7,411			7,007
Total liabilities and shareholders' equity	$69,311			$66,401			$64,602

Net interest income/rate spread (FTE)		$416	2.44		$415	2.54		$431	2.72

FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.13			0.13			0.14
Net interest margin (as a percentage of average earning assets) (FTE) (a) (c)			2.57%			2.67%			2.86%
(a) Accretion of the purchase discount on the acquired loan portfolio of $9 million, $3 million and $23 million in the fourth and third quarters of 2014 and the fourth quarter of 2013, respectively, increased the net interest margin by 5 basis points, 2 basis points and 15 basis points in each respective period.
(b) Includes investment securities available-for-sale and investment securities held-to-maturity.
(c) Average balances deposited with the Federal Reserve Bank reduced the net interest margin by 30 basis points and 21 basis points in the fourth and third quarters of 2014, respectively, and by 31 basis points in the fourth quarter of 2013.

CONSOLIDATED STATISTICAL DATA (unaudited)
Comerica Incorporated and Subsidiaries

	December 31,	September 30,	June 30,	March 31,	December 31,
(in millions, except per share data)	2014	2014	2014	2014	2013

Commercial loans:
Floor plan	$3,790	$3,183	$3,576	$3,437	$3,504
Other	27,730	27,576	27,410	26,337	25,311
Total commercial loans	31,520	30,759	30,986	29,774	28,815
Real estate construction loans	1,955	1,992	1,939	1,847	1,762
Commercial mortgage loans	8,604	8,603	8,747	8,801	8,787
Lease financing	805	805	822	849	845
International loans	1,496	1,429	1,352	1,250	1,327
Residential mortgage loans	1,831	1,797	1,775	1,751	1,697
Consumer loans:
Home equity	1,658	1,634	1,574	1,533	1,517
Other consumer	724	689	687	684	720
Total consumer loans	2,382	2,323	2,261	2,217	2,237
Total loans	$48,593	$47,708	$47,882	$46,489	$45,470

Goodwill	$635	$635	$635	$635	$635
Core deposit intangible	13	14	14	15	16
Other intangibles	2	1	1	1	1

Tier 1 common capital ratio (a) (b)	10.53%	10.59%	10.50%	10.58%	10.64%
Tier 1 risk-based capital ratio (a)	10.53	10.59	10.50	10.58	10.64
Total risk-based capital ratio (a)	12.54	12.83	12.52	13.00	13.10
Leverage ratio (a)	10.44	10.79	10.93	10.85	10.77
Tangible common equity ratio (b)	9.85	9.94	10.39	10.20	10.07

Common shareholders' equity per share of common stock	$41.35	$41.26	$40.72	$40.09	$39.22
Tangible common equity per share of common stock (b)	37.72	37.65	37.12	36.50	35.64
Market value per share for the quarter:
High	50.14	52.72	52.60	53.50	48.69
Low	42.73	48.33	45.34	43.96	38.64
Close	46.84	49.86	50.16	51.80	47.54

Quarterly ratios:
Return on average common shareholders' equity	7.96%	8.29%	8.27%	7.68%	6.66%
Return on average assets	0.86	0.93	0.93	0.86	0.72
Efficiency ratio (c)	65.26	62.87	63.35	65.79	72.81

Number of banking centers	481	481	481	483	483

Number of employees - full time equivalent	8,876	8,913	8,901	8,907	8,948

(a)	December 31, 2014 ratios are estimated.

(b)	See Reconciliation of Non-GAAP Financial Measures.

(c)	Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)
Comerica Incorporated

	December 31,	September 30,	December 31,
(in millions, except share data)	2014	2014	2013

ASSETS
Cash and due from subsidiary bank	$—	$5	$31
Short-term investments with subsidiary bank	1,133	1,136	482
Other short-term investments	94	97	96
Investment in subsidiaries, principally banks	7,411	7,433	7,171
Premises and equipment	2	2	4
Other assets	142	134	139
Total assets	$8,782	$8,807	$7,923

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$1,212	$1,202	$617
Other liabilities	168	172	156
Total liabilities	1,380	1,374	773

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,188	2,183	2,179
Accumulated other comprehensive loss	(412)	(317)	(391)
Retained earnings	6,744	6,631	6,318
Less cost of common stock in treasury - 49,146,225 shares at 12/31/14, 47,992,721 shares at 9/30/14 and 45,860,786 shares at 12/31/13	(2,259)	(2,205)	(2,097)
Total shareholders' equity	7,402	7,433	7,150
Total liabilities and shareholders' equity	$8,782	$8,807	$7,923

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders'
(in millions, except per share data)	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2012	188.3	$1,141	$2,162	$(413)	$5,928	$(1,879)	$6,939
Net income	—	—	—	—	541	—	541
Other comprehensive income, net of tax	—	—	—	22	—	—	22
Cash dividends declared on common stock ($0.68 per share)	—	—	—	—	(126)	—	(126)
Purchase of common stock	(7.5)	—	—	—	—	(291)	(291)
Net issuance of common stock under employee stock plans	1.5	—	(17)	—	(25)	72	30
Share-based compensation	—	—	35	—	—	—	35
Other	—	—	(1)	—	—	1	—
BALANCE AT DECEMBER 31, 2013	182.3	$1,141	$2,179	$(391)	$6,318	$(2,097)	$7,150
Net income	—	—	—	—	593	—	593
Other comprehensive loss, net of tax	—	—	—	(21)	—	—	(21)
Cash dividends declared on common stock ($0.79 per share)	—	—	—	—	(143)	—	(143)
Purchase of common stock	(5.4)	—	—	—	—	(260)	(260)
Net issuance of common stock under employee stock plans	2.1	—	(27)	—	(24)	96	45
Share-based compensation	—	—	38	—	—	—	38
Other	—	—	(2)	—	—	2	—
BALANCE AT DECEMBER 31, 2014	179.0	$1,141	$2,188	$(412)	$6,744	$(2,259)	$7,402

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended December 31, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$387	$151	$48	$(177)	$7	$416
Provision for credit losses	10	(4)	(9)	—	5	2
Noninterest income	101	44	64	16	—	225
Noninterest expenses	148	179	83	3	6	419
Provision (benefit) for income taxes (FTE)	118	7	14	(64)	(4)	71
Net income (loss)	$212	$13	$24	$(100)	$—	$149
Net credit-related charge-offs	$—	$3	$(2)	—	—	$1

Selected average balances:
Assets	$38,039	$6,145	$5,044	$12,222	$7,861	$69,311
Loans	37,034	5,475	4,852	—	—	47,361
Deposits	30,925	22,037	4,330	195	273	57,760

Statistical data:
Return on average assets (a)	2.24%	0.22%	1.88%	N/M	N/M	0.86%
Efficiency ratio (b)	30.30	91.56	74.30	N/M	N/M	65.26

	Business	Retail	Wealth
Three Months Ended September 30, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$377	$150	$47	$(166)	$7	$415
Provision for credit losses	(4)	—	7	—	2	5
Noninterest income	94	41	63	15	2	215
Noninterest expenses	152	181	82	(29)	11	397
Provision (benefit) for income taxes (FTE)	113	3	8	(49)	(1)	74
Net income (loss)	$210	$7	$13	$(73)	$(3)	$154
Net credit-related charge-offs	$(2)	$—	$5	—	—	$3

Selected average balances:
Assets	$37,898	$6,117	$5,007	$11,026	$6,353	$66,401
Loans	36,894	5,452	4,813	—	—	47,159
Deposits	28,841	21,785	4,155	128	254	55,163

Statistical data:
Return on average assets (a)	2.22%	0.12%	1.05%	N/M	N/M	0.93%
Efficiency ratio (b)	32.32	93.96	74.98	N/M	N/M	62.87

	Business	Retail	Wealth
Three Months Ended December 31, 2013	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$387	$150	$47	$(161)	8	$431
Provision for credit losses	24	(8)	(9)	—	2	9
Noninterest income	95	43	61	14	6	219
Noninterest expenses	198	178	80	2	15	473
Provision (benefit) for income taxes (FTE)	90	8	13	(57)	(3)	51
Net income (loss)	$170	$15	$24	$(92)	$—	$117
Net credit-related charge-offs	$6	$4	$3	—	—	$13

Selected average balances:
Assets	$35,039	$5,997	$4,873	$11,032	$7,661	$64,602
Loans	34,020	5,323	4,711	—	—	44,054
Deposits	26,873	21,438	3,933	323	202	52,769

Statistical data:
Return on average assets (a)	1.94%	0.27%	1.93%	N/M	N/M	0.72%
Efficiency ratio (b)	40.97	92.27	74.64	N/M	N/M	72.81
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended December 31, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$173	$192	$139	$82	$(170)	$416
Provision for credit losses	(19)	(10)	18	8	5	2
Noninterest income	92	38	35	44	16	225
Noninterest expenses	157	102	95	56	9	419
Provision (benefit) for income taxes (FTE)	46	55	23	15	(68)	71
Net income (loss)	$81	$83	$38	$47	$(100)	$149
Net credit-related charge-offs (recoveries)	$(5)	$1	$2	$3	$—	$1

Selected average balances:
Assets	$13,605	$16,035	$12,003	$7,585	$20,083	$69,311
Loans	13,142	15,777	11,327	7,115	—	47,361
Deposits	21,530	18,028	10,825	6,909	468	57,760

Statistical data:
Return on average assets (a)	1.44%	1.75%	1.27%	2.45%	N/M	0.86%
Efficiency ratio (b)	59.28	44.27	54.31	44.47	N/M	65.26

				Other	Finance
Three Months Ended September 30, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$179	$182	$130	$83	$(159)	$415
Provision for credit losses	(8)	14	3	(6)	2	5
Noninterest income	87	37	32	42	17	215
Noninterest expenses	166	103	95	51	(18)	397
Provision (benefit) for income taxes (FTE)	40	39	24	21	(50)	74
Net income (loss)	$68	$63	$40	$59	$(76)	$154
Net credit-related charge-offs	$3	$6	$—	$(6)	$—	$3

Selected average balances:
Assets	$13,724	$15,768	$11,835	$7,695	$17,379	$66,401
Loans	13,248	15,509	11,147	7,255	—	47,159
Deposits	21,214	16,350	10,633	6,584	382	55,163

Statistical data:
Return on average assets (a)	1.22%	1.46%	1.34%	3.08%	N/M	0.93%
Efficiency ratio (b)	62.28	46.72	58.75	41.16	N/M	62.87

				Other	Finance
Three Months Ended December 31, 2013	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$187	$176	$147	$74	$(153)	$431
Provision for credit losses	5	(6)	5	3	2	9
Noninterest income	89	37	33	40	20	219
Noninterest expenses	218	98	91	49	17	473
Provision (benefit) for income taxes (FTE)	20	45	31	15	(60)	51
Net income (loss)	$33	$76	$53	$47	$(92)	$117
Net credit-related charge-offs	$(4)	$(2)	$13	$6	$—	$13

Selected average balances:
Assets	$13,712	$14,710	$10,458	$7,029	$18,693	$64,602
Loans	13,323	14,431	9,766	6,534	—	44,054
Deposits	20,501	15,219	10,536	5,988	525	52,769

Statistical data:
Return on average assets (a)	0.62%	1.87%	1.79%	2.66%	N/M	0.72%
Efficiency ratio (b)	79.04	46.12	50.84	42.32	N/M	72.81
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
Comerica Incorporated and Subsidiaries

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollar amounts in millions)	2014	2014	2014	2014	2013

Tier 1 Common Capital Ratio:
Tier 1 and Tier 1 common capital (a) (b)	$7,168	$7,105	$7,027	$6,962	$6,895
Risk-weighted assets (a) (b)	$68,101	67,106	66,911	65,788	64,825

Tier 1 and Tier 1 common risk-based capital ratio (b)	10.53%	10.59%	10.50%	10.58%	10.64%

Basel III Common Equity Tier 1 Capital Ratio:
Tier 1 common capital (b)	$7,168	$7,105	$7,027	$6,962	$6,895
Basel III adjustments (c)	—	(1)	(1)	(2)	(6)
Basel III common equity Tier 1 capital (c)	7,168	7,104	7,026	6,960	6,889

Risk-weighted assets (a) (b)	$68,101	$67,106	$66,911	$65,788	$64,825
Basel III adjustments (c)	1,751	1,492	1,594	1,590	1,754
Basel III risk-weighted assets (c)	$69,852	$68,598	$68,505	$67,378	$66,579

Tier 1 common capital ratio (b)	10.5%	10.6%	10.5%	10.6%	10.6%
Basel III common equity Tier 1 capital ratio (c)	10.3	10.4	10.3	10.3	10.3

Tangible Common Equity Ratio:
Common shareholders' equity	$7,402	$7,433	$7,369	$7,283	$7,150
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	15	15	16	17
Tangible common equity	$6,752	$6,783	$6,719	$6,632	$6,498

Total assets	$69,190	$68,887	$65,325	$65,681	$65,224
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	15	15	16	17
Tangible assets	$68,540	$68,237	$64,675	$65,030	$64,572

Common equity ratio	10.85%	10.79%	11.28%	11.09%	10.97%
Tangible common equity ratio	9.85	9.94	10.39	10.20	10.07

Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,402	$7,433	$7,369	$7,283	$7,150
Tangible common equity	6,752	6,783	6,719	6,632	6,498

Shares of common stock outstanding (in millions)	179	180	181	182	182

Common shareholders' equity per share of common stock	$41.35	$41.26	$40.72	$40.09	$39.22
Tangible common equity per share of common stock	37.72	37.65	37.12	36.50	35.64
(a) Tier 1 capital and risk-weighted assets as defined by regulation.
(b) December 31, 2014 Tier 1 capital and risk-weighted assets are estimated.
(c) Estimated ratios based on the standardized approach in the final rule for the U.S. adoption of the Basel III regulatory capital framework, as fully phased-in, and excluding most elements of AOCI.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with bank regulations. The Basel III common equity Tier 1 capital ratio further adjusts Tier 1 common capital and risk-weighted assets to account for the final rule approved by U.S. banking regulators in July 2013 for the U.S. adoption of the Basel III regulatory capital framework. The final Basel III capital rules are effective January 1, 2015 for banking organizations subject to the standardized approach. The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.